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                                                                    EXHIBIT 12.1

                   STATEMENT REGARDING COMPUTATION OF RATIOS

                          LONE STAR TECHNOLOGIES, INC.
               COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                          (IN THOUSANDS EXCEPT RATIOS)

                                                                                                           FOR THE SIX
                                                FOR THE FISCAL YEAR ENDED DECEMBER 31,                    MONTHS ENDED
                                   -----------------------------------------------------------------        JUNE 30,
                                                                                          PRO FORMA    -------------------
                                     1995       1996       1997       1998       1999        1999        1999       2000
                                   --------   --------   --------   --------   --------   ----------   --------   --------
FIXED CHARGES:
Interest Expense and Capitalized,
  including other debt related
  costs..........................  $ 8,700    $ 6,800    $  6,600   $  4,000   $ 4,600     $10,856     $  1,900   $ 6,900
Capitalized Interest and other
  debt related costs.............  $   702    $   673    $    153   $    808   $   556     $   556     $    211   $   317
Interest Element of rentals......  $ 1,200    $ 1,200    $  1,300   $  1,200   $ 1,200     $ 1,238     $    600   $   617
  Total Fixed Charges............  $10,602    $ 8,673    $  8,053   $  6,008   $ 6,356     $12,650     $  2,711   $ 7,834
EARNINGS AVAILABLE TO COVER FIXED
  CHARGES
Net Income.......................  $ 9,600    $24,900    $ 53,700   $(24,900)  $(5,500)    $ 4,618     $(11,400)  $15,900
Add(deduct):
  Extraordinary Items............  $    --    $    --    $   (900)  $ (7,400)  $    --     $    --     $     --   $    --
  Discontinued Operations........  $    --    $    --    $(12,400)  $     --   $    --     $    --     $     --   $    --
  Income Taxes...................  $    --    $   600    $    900   $     --   $    --     $   117     $     --   $   800
Fixed Charges excluding
  capitalized interest...........  $10,302    $ 8,273    $  8,053   $  6,008   $ 6,356     $12,650     $  2,711   $ 7,834
  Total Earnings Available to
    Cover Fixed Charges..........  $19,902    $33,773    $ 49,353   $(26,292)  $   856     $17,385     $ (8,689)  $24,534
RATIO OF EARNINGS TO FIXED
  CHARGES........................     1.88       3.89        6.13      -4.38      0.13        1.37        -3.21      3.13
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    Historical earnings were inadequate to cover fixed charges by $32.3 million in the fiscal year ended 1998 and by $11.4 million for the six months ended
June 30, 1999.